Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

January 18, 2013

Jefferies Group, Inc.

520 Madison Avenue

New York, NY 10022

Re:	Jefferies Group, Inc., Registration Statement on
Form S-3 (Registration Statement No. 333-181596)

Ladies and Gentlemen:

We have acted as counsel to Jefferies Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of $600,000,000 aggregate principal amount of its 5.125% Senior Notes due 2023 (the “2023 Notes”) and $400,000,000 aggregate principal amount of its 6.50% Senior Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”) pursuant to the respective Purchase Agreements, each dated January 15, 2013 (together, the “Purchase Agreements”) between the Company and Jefferies & Company, Inc., as representative of the several underwriters named in Schedule A to each Purchase Agreement, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated January 15, 2013 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated January 15, 2013 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Final Term Sheets, each dated January 15, 2013 (the “Term Sheets”), relating to the Notes with the SEC as free writing prospectuses. The Purchase Agreements will be filed as Exhibit 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K on the date hereof.

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheets. We have also examined and relied upon the Indenture, dated as of March 12, 2002, as amended by the First Supplemental Indenture, dated as of July 15, 2003 and the Second Supplemental Indenture, dated as of December 19, 2012 (as so supplemented, the “Indenture”), between The Bank of New York Mellon, as Trustee (the “Trustee”), and the Company, the form of the Notes, certificates or statements of public

Jefferies Group, Inc.

January 18, 2013

officials, certificates of officers of the Company and copies of such other documents, resolutions, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the Indenture, the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture, and delivered and paid for in accordance with the applicable Purchase Agreement, the Notes will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP